Exhibit 10.1

DATED THIS 21st DAY OF SEPTEMBER 2015

BETWEEN

VIRTUAL SETUP SDN. BHD.

(908553-K)

[THE LANDLORD]

AND

B J BENTONG TRADING

( 002116508-T)

[THE TENANT]

AGREEMENT FOR RENTAL OF OIL PALM LAND

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AGREEMENT

AN AGREEMENT made the day and year as stated in Section 1 of the First Schedule hereto between the party whose name, description and address are as stated in Section 2 of the First Schedule hereto (hereinafter refer to as “the Landlord”) of the one part and the party whose name, description and address are as stated in Section 3 of the First Schedule hereto (hereinafter refer to as “the Tenant”) of the other part.

WHEREAS the Landlord is at present the registered proprietor of the agricultural land which is more particularly described in Section 4 of the First Schedule hereto (hereinafter refer to as “the Land”). Approximately 500 acres of the said land is currently planted with oilpalm trees of around 50-55 tress per acres.

AND WHEREAS the Landlord has authorised the Tenant to harvest and sell oil palm Fresh Fruit Bunch (hereinafter refer to as “F.F.B.”) and receive the proceeds of the same on the Land for the duration specified in Section 5 of the First Schedule hereto at the consideration and on the terms conditions covenants and stipulations hereinafter contained.

WHEREBY IT IS AGREED as follows:-

1.	The Landlord hereby authorised and the Tenant hereby takes the Land for the duration specified in Section 5 of the First schedule hereto at the consideration specified in Section 6 of the First Schedule hereto payable in accordance to terms stated in Section 7 of the First Schedule hereto and subject to the terms condition covenants and stipulations hereinafter contained.

2.	The Tenant shall immediately upon the execution of this Agreement pay to the Landlord the sum specified in Section 8 of the First Schedule hereto (hereinafter refer to as “the Deposit”) for the due observance and performance by the Tenant of all the terms conditions covenants and stipulation herein contained and so long as the Tenant shall duly observe and perform the said terms conditions covenants and stipulations the Landlord shall at the expiration of the duration of the Agreement hereby granted or the renewed term thereof as the case may be after the Tenant has vacated the Land refund the Deposit to the Tenant without any interest thereon.

3.	The Landlord hereby covenants with the Tenant as follows:-

(a)	To bear pay and discharge all quit rents rates taxes assessments and other outgoings which are or may hereafter be charged or imposed upon the Land and payable by the Landlord;

(b)	That the Tenant paying the consideration and observing and performing the covenants herein contained and on the part of the Tenant to be observed and performed shall peaceably hold and enjoy the Land throughout the duration of the Agreement hereby granted without any interruption or disturbance from or by the Landlord or any person rightfully claiming under or in trust for the Landlord.

4.	The Tenant hereby covenants with the Landlord as follows:-

(a)	To harvest only ripe F.F.B.;

(b)	To remove all access fronds leaving only two fronds below the lowest bunch;

(c)	To arrange the removed fronds to be stacked at the stacking row as shown by the Landlord;

(d)	To cut the bunch stalk as close as possible to the bunch base without removing any fruit lot;

(e)	The Tenant shall prune the leaves of the oil palm trees during the works of harvesting oil palm F.F.B.

(f)	To indemnify the Landlord against all losses and damages in the event that the oil palm trees are substantially damaged spoiled ruined or destroyed by the Tenant or his workers;

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(g)	To apply not less than 100 kg per acres of appropriate type of fertilizers not longer than every three (3) months interval. Its estimated that per acres is planted with 50 to 55 trees and per trees required 2-3 kg of fertilizer each cycle. The whole fertilizing process shall be supervised by the landlord and its appointed agents.

(h)	To weed at least four cycle per annum and remove the grasses and bushes or other plants in the Land and to keep the Land in a tidy and clean condition up to the satisfaction of the Landlord;

(i)	To submit monthly tonnage under AKTA LEMBAGA MINYAK SAWIT MALAYSIA 1998 and PERATURAN-PERATURAN LEMBAGA MINYAK SAWIT MALAYSIA (PELESENAN) 2005 to the Landlord at each sale of Fresh Fruit Bunches (F.F.B.) in order to allow the Landlord to submit monthly report to LEMBAGA MINYAK SAWIT MALAYSIA.

(j)	Not to engage any illegal foreign workers to carry out the work of oil palm harvesting on the Land;

(k)	Not to bring in any foreign workers to work on the Land without consent of the Landlord and the work permit of the foreign workers must be under the Tenant’s name. All foreign workers photocopied passport and valid work permit must be provided by the Tenant to the Landlord for safe custody;

(l)	To provide a valid medical and accident insurance policy for all foreign workers and a valid public liability insurance against all risk on the Land;

(m)	Not to use or permit or suffer the hostel of the foreign workers on the Land or any part thereof to be used for any illegal unlawful or immoral purposes;

(n)	To pay consideration at the time and in the manner as stipulated in Clause 1;

(o)	To indemnify the Landlord against all claims damages losses or compensation by the workers, contractors or any persons employed by the Tenant on the Land;

(p)	To permit the Landlord and its duly authorized agents with or without workmen and others at all reasonable times to enter upon and examine the state of repairs of the Land and within two months after the Landlord or its duly authorized agents shall have given to the Tenant a notice in writing of any defect decays or want of reparation found thereupon in accordance with the covenants hereinbefore contained well and substantially to repair and make good the same;

(q)	To use the Land solely for the purpose referred to in Section 9 of the First Schedule hereto;

(r)	Not to make any structural alteration or addition whatsoever to the Land without the prior written consent of the Landlord and the approval or permission of the relevant authorities concerned which approval or permission shall be obtained at the costs and expenses of the Tenant. In the event of any permitted alteration or addition being made by the Tenant to the Land, such alteration or addition which is attached or fastened to the Land shall belong to the Landlord upon vacation of the Land by the Tenant without claiming any compensation or reimbursement whatsoever from the Landlord in any circumstance whatsoever;

(s)	Not to underlet sublet demise assign share or part with the possession of the Land or any part thereof without the prior written consent of the Landlord;

(t)	Not to use or permit or suffer the Land or any part thereof to be used for any illegal unlawful or immoral purposes;

(u)	Not to remove, extract, take away or sell any stone, sand, minerals or earth from the Land;

(v)	Notwithstanding anything stated herein, the Tenant expressly agrees and confirms that any construction of buildings, road, path, lanes or any acts done by the Tenant which may improve or enhance the value of the Land shall not create any equity rights or interests over the Land in favour of the Tenant.

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(w)	To be liable for any claim for compensation loss damage or injury occurring within in under above or on the Land including occupier’s liability during the term of this Agreement;

(x)	To comply with all laws, rules, regulations and bye-laws made by the government, the municipal or local council or any other competent authority affecting the Land or the foreign workers of the Tenant and shall indemnify the Landlord against any claim loss or liability rising from the breach of this clause;

(y)	To indemnify and keep indemnified the Landlord against any summons action proceedings claims and demands cost damages and expenses which may be levied brought or made against him or which he may pay sustain or incur by reason of any act or omission of the Tenant or use of the Land by the Tenant;

(z)	All cost including any legal fees and expenses incurred by the Landlord for commencing any action claims or proceedings against the Tenant for any breach of covenants of this Agreement or otherwise shall be borne and paid by the Tenant;

(aa)	Not to do or suffer to be done on the Land or any part thereof any act matter or thing whatsoever which may be or tend to be annoyance nuisance damage disturbance or inconvenience of the Landlord or the owners tenants lessees or occupiers of any adjoining or neighboring property;

(bb)	Not to store or being upon the Land any articles of a specially combustible inflammable or dangerous nature other than those of daily living needs and not to do or permit or suffer to be done any thing by reason whereof any insurance effected on the Land may be rendered void or voidable or whereby the rate of premium thereon may be increased and to comply with all recommendations of the insurers as to fire precaution relation relating to the Land;

5.	PROVIDED ALWAYS and it is hereby expressly agreed between the parties hereto as follows:-

(a)	The Landlord is not responsible to provide power supplies, labour supplies, labour medical and accident insurance, public liability insurance to the Land, transportation, maintenance or other tapping and harvesting tools but not limited to the above for the Tenant;

(b)	The Landlord shall not be responsible for any claims, suits, damages, losses, expenses or other costs that arises on the Land at the fault, act or omission of the Tenant or his workmen, labour or employees;

(c)	If the said consideration or any part thereof shall be unpaid for seven (7) days after becoming payable (whether formally demanded or not) or if any of the foregoing terms conditions covenants and stipulations herein contained on the part of the Tenant to complied with shall not be performed or observed or if the Tenant (being an individual) commits an Act of Bankruptcy or if the Tenant (being a company) shall enter into liquidation whether compulsory or voluntary (save for the purpose of amalgamation or reconstruction of a solvent company) or suffers any distress to be levied on his goods or suffers his goods to be attached under any order for execution or enters into any arrangement or composition for the benefit of the Tenant’s creditors then and in any such instance it shall be lawful for the Landlord at any time thereafter to forfeit the Deposit and all the balance consideration calculated on daily basis and to determine the Agreement hereby granted by serving on the Tenant a one month notice to quit and upon the expiration of such notice this Agreement shall be deemed to have been determined absolutely but without prejudice to the right of action by the Landlord against the Tenant for any antecedent breach of the Tenant’s covenants herein contained. The tenant shall also compensate the landlord the rental amount for the balance of the rent period calculated at $30,000 per month or part thereof until the end of the original contract period. Such amount becomes due and payable immediately upon such termination of the contract.

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(d)	No relaxation delay indulgence neglect or forbearance on the part of the Landlord in endeavoring to obtain payment of any consideration when the same become due and payable or to enforce performance or observance or any terms conditions covenants and stipulations herein contained on the part of the Tenant to be complied with or acceptance of consideration after the requisite notice to terminate the Agreement has been served on the Tenant or any time which may be given by the Landlord to the Tenant shall prejudice affect restrict minimize release exonerate or in any way be constructed as a waiver of any breach or continuing breach;

(e)	If the Land shall at any time during the Agreement be disposed of by the Landlord or damaged by fire or by any other cause (not attributable to the act or default of the Tenant) so as to be unfit for the Agreement purpose the Agreement shall be treated as frustrated or terminated absolutely without further recourse whereby the parties herein shall be released from all the obligations herein contained and the Deposit together with any upfront rental paid in advance for the unexpired tenancy period, if any, shall be refunded to the Tenant without interest by the Landlord and all the unused post dated cheques issued in favour of the Landlord for payment of future rentals shall be returned to the Tenant;

(f)	The Landlord retains the right to demand the Tenant to rectify all unsatisfactory or incomplete work failing which The Landlord may give two (2) months’ notice in writing to the Tenant to terminate the Agreement in the event of the Tenant does not perform the work to the satisfaction of the Landlord or in the event that the Tenant willfully or purposely neglect his work;

(g)	The Deposit shall not be used by the Tenant for the payment of any arrears of consideration or part thereof or as payment of any future consideration or part thereof and shall only be treated as security for the due observance and performance of the terms conditions covenants and stipulations herein contained on the part of the Tenant;

(h)	The Deposit less such sums that might be outstanding to the Landlord shall be refunded to the Tenant in the event that this Agreement is terminated by both Parties. In such event any upfront rental paid in advance for the unexpired tenancy period, if any, shall be refunded to the Tenant without interest by the Landlord and all the unused post dated cheques issued in favour of the Landlord for payment of future rentals shall be returned to the Tenant;

(i)	Unless otherwise provided and subject to the provisions herein contained, the Tenant shall be entitled to an option to renew the Agreement granted herein. The Tenant shall exercise the option to renew Agreement by giving a notice in writing at least two (2) calendar months before the expiration of the duration hereby created and if there shall not at the time of such request be any existing breach or non-observance by the Tenant of any of the terms conditions covenants and stipulations herein contained the Landlord shall grant to the Tenant a further term of a period specified in Section 10 of the First Schedule hereto from the expiration of the duration of the Agreement hereby created at the consideration specified in Section 11 of the First Schedule hereto upon the same terms and conditions herein contained (with the exception of this right of renewal);

(j)	In the event of frustration whether caused by Act of God, war or acquisition of the Land by the Governmental actions beyond the control of the Landlord then this Agreement shall automatically become terminated and of no further effect and in such a case neither party hereto shall have any claim against the other but without prejudice to the right of either parties in respect of any antecedent breach of any covenant or condition herein contained;

(k)	If any dispute or difference shall arise between the Landlord and the Tenant touching any clause or matter or thing whatsoever herein contained of the operation or construction thereof or any matter or rights duties or liabilities of either party under in any way connected with this Agreement, then and in every such case the dispute of difference shall be referred to a single arbitrator in case the parties agree upon one or otherwise to two arbitrators one to be appointed by each party and in either case in accordance with or subject to the provisions of the Arbitration Act, 1952 or any statutory modification or re-enactment thereof for the time being in force;

(l)	If any one or more of the provisions contained in this Agreement shall be invalid or unenforceable in any respect the legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired;

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(m)	Any notice under this Agreement shall be in writing. Any notice to the Tenant shall be sufficiently served if sent to the Tenant by registered post at the Tenant’s last known address and any notice to the Landlord shall be sufficiently served is sent by registered post to the Landlord at the address given herein or to his last known address.

6.	In the Agreement where the context so requires words importing the singular number or the masculine gender include the plural number or feminine/neuter gender and words importing persons include and body or persons firm or partnership or corporate or unincorporated.

7.	Time whenever mentioned shall be of the essence of this Agreement.

8.	This Agreement shall be binding on the heirs personal representatives successors and assigns of the parties hereto.

9.	The Special Conditions hereinafter stipulated (if any) shall form part of this Agreement and in the event of any inconsistency or repugnant terms, the provisions contained in the Special Conditions shall prevail.

IN WITNESS WHEREOF the parties hereto have hereunto set their hands and seals the day and year first above written.

SIGNED for and on behalf	)
)
of the abovenamed Landlord	)
)
in the presence of:-)		....................................................

Name:

I/C No:

SIGNED for and on behalf	)
)
the abovenamed Tenant	)
)
in the presence of :-)		....................................................

Name:

I/C No.:

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THE FIRST SCHEDULE

SECTION NO	ITEM	PARTICULARS
1	Date of Agreement	21st SEPTEMBER 2015

2	Particulars of The Landlord	VIRTUAL SETUP SDN. BHD. (908553 – K) incorporated in Malaysia under Company Act 1965 and having its business address at E-5-2, Megan Avenue 1, Block E, 189 Jalan Tun Razak 50400 Kuala Lumpur.

3	Particulars of The Tenant	B J BENTONG TRADING (REG#002116508-T) Address : Lot 34 & 35, Kawasan Perindustrian Bentong, 28700 Bentong , Pahang

4	Particulars of Land	All those pieces of agriculture lands planted with oil palm trees held under Geran 7800 Lot 1552, Geran 10602 Lot 3694, Geran 10603 Lot 3695 and Geran 10604 Lot 3696 Mukim Tras Daerah Raub, Negeri Pahang. (exclude the area of agriculture land not planted with oilpalm and a unit of bungalow house erected under Geran 10604 Lot 3696 Mukim Teras, Daerah Raub, Negeri Pahang)

5	Duration of Agreement	Fixed terms of Thirty 30 months from 21st September 2015 to 20th March , 2018

6	Total Consideration	Ringgit Malaysia One Million and Fifty Thousand Only (RM1, 050,000-00) , plus applicable GST as announced by Authority.

7	Payment terms	30 Monthly installment of Ringgit Malaysia Thirty Five Thousand (RM35,000-00 ) on or before 7th day of each month the first of which shall be paid upon signing of this agreement.

8	Deposit	Ringgit Malaysia Seventy Thousand Only (RM70,000-00).

9	Purpose of Agreement	To manage the plantation and harvest and sell F.F.B. and receive the proceeds of the same.

10	Option to renew agreement	Additional 6 months upon expiry of original terms..

11	Consideration for renewed Agreement	To be agreed upon by both parties at the prevailing market rate.

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